                                                                    EXHIBIT 12.1

                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (IN THOUSANDS OF DOLLARS)


                                                                          Years Ended December 31,
                                         ------------------------------------------------------------------------------------------
                                           1999(1)             1998(1)             1997(1)             1996(1)             1995
                                         ----------          ----------          ----------          ----------          ----------
Income before taxes                      $1,002,558          $  682,763          $  644,075          $  558,999          $  102,677
                                         ----------          ----------          ----------          ----------          ----------

Fixed charges:

   Interest                               2,564,822           2,876,712           2,573,582           1,971,788           1,969,811

   Interest factor in rents                  61,322              56,139              53,665              54,537              59,491
                                         ----------          ----------          ----------          ----------          ----------

   Total fixed charges                    2,626,144           2,932,851           2,627,247           2,026,325           2,029,302
                                         ----------          ----------          ----------          ----------          ----------
Income before taxes and
   fixed charges                         $3,628,702          $3,615,614          $3,271,322          $2,585,324          $2,131,979
                                         ==========          ==========          ==========          ==========          ==========

Ratio of earnings to fixed charges              1.4                 1.2                 1.2                 1.3                 1.1
                                         ==========          ==========          ==========          ==========          ==========


For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.


(1) Income before taxes includes minority interest in wholly owned subsidiary trusts.